Exhibit 99.1

Press Release

Media Contact:

Eric DeRitis, (408) 658-1561

eric.deritis@seagate.com

MARK W. ADAMS APPOINTED TO SEAGATE BOARD OF DIRECTORS

CUPERTINO, CA – January 20, 2017 – Seagate Technology plc (NASDAQ: STX), a world leader in storage solutions, today announced the appointment of Mark W. Adams to the Company’s Board of Directors. Mr. Adams was appointed at Seagate’s Board of Directors meeting held on January 19, 2017.

“On behalf of the full Board, we are pleased to welcome Mark to Seagate,” said Steve Luczo, Seagate’s chairman and chief executive officer. “Mark has extensive semiconductor industry executive and board experience and we look forward to leveraging his strategic guidance and operational insights.” Mr. Adams served as President of Micron Technology, Inc., a semiconductor solutions company, from February 2012 to February 2016.

From 2006 to February 2012, Mr. Adams served in a number of positions at Micron Technology, Inc., including as Vice President of Worldwide Sales and Vice President of Digital Media. Prior to joining Micron Technology, Inc., Mr. Adams served as Chief Operating Officer of Lexar Media, Inc. in 2006 and as Vice President of Sales and Marketing of Creative Labs, Inc. from 2002 to 2006. He has served as a director of Cadence Design Systems, Inc. since 2015.

Mr. Adams holds a bachelor’s degree in economics from Boston College and a master’s degree from Harvard Business School.

About Seagate

Seagate creates space for the human experience by innovating how data is stored, shared and used. Learn more at www.seagate.com.